Exhibit 5.1

Brookfield Business Partners L.P. 73 Front Street, 5th Floor Hamilton, HM 12 Bermuda	Email ADeSilva@applebyglobal.com Direct Dial +1 441 298 3244

Appleby Ref    433310.0038/CL/AD

28 February 2025

Ladies and Gentlemen

Bermuda Office

Appleby (Bermuda)

Limited

Canon's Court

22 Victoria Street

PO Box HM 1179

Hamilton HM EX

Bermuda

Tel +1 441 295 2244

Fax +1 441 292 8666

applebyglobal.com

Appleby (Bermuda) Limited (the Legal

Practice) is a limited liability company

incorporated in Bermuda and

approved and recognised under the

Bermuda Bar (Professional

Companies) Rules 2009. "Partner" is

a title referring to a director,

shareholder or an employee of the

Legal Practice. A list of such persons

can be obtained from your

relationship partner.

Brookfield Business Partners L.P.

We have acted as legal advisers as to matters of Bermuda law to Brookfield Business Partners L.P., a Bermuda exempted limited partnership (Partnership), acting by its general partner Brookfield Business Partners Limited, a Bermuda exempted company (General Partner). We have been requested to render this opinion in connection with the following:

1.    a registration statement on Form F-3 (as may be amended, the Registration Statement) filed with the Securities and Exchange Commission (SEC) on the date hereof pursuant to the U.S. Securities Act of 1933, as amended (Securities Act), relating to the issuance by the Partnership or the delivery by Brookfield Corporation (BN) or Brookfield Business Corporation (BBUC) from time to time of the Partnership’s non-voting limited partnership units (Units), in each case, in connection with the exchange, redemption or acquisition, as applicable, from time to time of Class A Exchangeable Subordinate Voting Shares (Class A Shares) of BBUC, as described in the Prospectus (defined below); and

2.    the prospectus contained in the Registration Statement (as each prospectus may be amended, collectively, the Prospectus).

For the purposes of this opinion we have examined and relied upon the documents listed (which in some cases, are also defined) in the Schedule to this opinion (Documents).

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ASSUMPTIONS

In stating our opinion we have assumed:

1.	the authenticity, accuracy and completeness of all Documents submitted to us as originals and the conformity to authentic original Documents of all Documents submitted to us as certified, conformed, notarised or photostatic copies;

2.	the genuineness of all signatures on the Documents;

3.	the authority, capacity and power of persons signing the Documents;

4.	that any representation, warranty or statement of fact or law, other than the laws of Bermuda made in any of the Documents, is true, accurate and complete;

5.	that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would have any implication in relation to the opinions expressed herein;

6.	the accuracy, completeness and currency of the records and filing systems maintained at the public offices where we have searched or enquired or have caused searches or enquiries to be conducted, that such search and enquiry did not fail to disclose any information which had been filed with or delivered to the relevant body but had not been processed at the time when the search was conducted and the enquiries were made, and that the information disclosed by Company and Partnership Searches and the Litigation Search is accurate and complete in all respects and such information has not been materially altered since the date and time of the Company and Partnership Searches and the Litigation Search;

7.	that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would be contravened by any actions taken by the Partnership in connection with the Registration Statement or which would have any implication in relation to the opinion expressed herein and that, in so far as any obligation under, or action to be taken under, the Registration Statement is required to be performed or taken in any jurisdiction outside Bermuda, the performance of such obligation or the taking of such action will constitute a valid and binding obligation of each of the parties thereto under the laws of that jurisdiction and will not be illegal by virtue of the laws of that jurisdiction;

8.	any amendment to the Registration Statement and the Prospectus is properly authorized by the Partnership (acting through its general partner, the General Partner) and the terms and transactions contemplated by any such amendment adopted would not be inconsistent with the Resolutions and the terms and transactions contemplated by the Prospectus and the Registration Statement as of the date hereof; and

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9.	that there are no matters of fact or law (other than matters of Bermuda law) affecting the enforceability of the Constitutional Documents that have arisen since the execution of the Constitutional Documents, as applicable, which would affect the opinions expressed herein.

OPINION

Based upon and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that:

1.	The Partnership is an exempted limited partnership formed and existing under the laws of Bermuda. The Partnership possesses the capacity to sue and be sued in its own name and is in good standing under the laws of Bermuda. All suits in respect of the business of the Partnership shall be prosecuted by and against the General Partner in its capacity as general partner of the Partnership.

2.	The issue of the Units by the Partnership or delivery by BBUC or BN upon the exchange, redemption or acquisition, as applicable, of Class A Shares has been duly authorized by all necessary action on the part of the General Partner, acting in its capacity as general partner of the Partnership and when allotted, issued and fully paid for pursuant to the terms of the Resolutions and in accordance with the terms and conditions referred to or summarized in the Prospectus and the Registration Statement (including any documents incorporated by reference therein) and the Constitutional Documents (defined below), the Units to be issued by the Partnership or delivered by BBUC or BN upon such exchange, redemption or acquisition, as applicable, of Class A Shares will be validly issued, fully paid and non-assessable Units of the Partnership.

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RESERVATIONS

We have the following reservations:

1.	We express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda. This opinion is limited to Bermuda law as applied by the courts of Bermuda at the date hereof.

2.	Where an obligation is to be performed in a jurisdiction other than Bermuda, the courts of Bermuda may refuse to enforce it to the extent that such performance would be illegal under the laws of, or contrary to public policy of such other jurisdiction.

3.	Any reference in this opinion to Units being "non-assessable" shall mean, in relation to fully-paid units of the Partnership and subject to any contrary provision in any agreement in writing between the Partnership and the holder of such units, that: no holder shall be obliged to contribute further amounts to the capital of the Partnership, either in order to complete payment for their units of the Partnership, to satisfy claims of creditors of the Partnership, or otherwise.

4.	The Limited Partnership Act 1883 (Act) provides that a limited partner shall be liable as a general partner if he takes part in the management of the partnership.

5.	A limited partner is liable to the Partnership, or to its creditors, for any amount in respect of such limited partner’s contribution to the Partnership to the extent such contribution has not been contributed in full, or to the extent such contribution is either released or returned to the limited partner contrary to the restrictions on reductions of capital contained in the Act.

6.	A limited partner is liable for damages on account of misrepresentation in respect of false statements contained in the certificate of limited partnership, any supplementary certificates or certificate of cancellation in respect of the Partnership, to the extent a limited partner signed such certificate, or caused another to sign it on his/her behalf, and knew such statement to be false at the time of signature.

7.	Every partner of the Partnership who is guilty of any fraud in the affairs of the Partnership shall be liable civilly to the party injured to the extent of his damage and shall be liable for penalties applicable to offences committed against the Act.

8.	In opinion 1. above, the term “good standing” means only that the Partnership has received a Certificate of Compliance from the Registrar of Companies in Hamilton, Bermuda which confirms that it has neither failed to make any filing with any Bermuda governmental authority nor to pay any Bermuda government fee or tax.

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9.	In order to issue this opinion we have carried out the Company and Partnership Searches as referred to in the Schedule and have not enquired as to whether there has been any change since the date of such searches.

10.	In order to issue this opinion we have carried out the Litigation Search as referred to in the Schedule and have not enquired as to whether there has been any change since the date of such search.

11.	Searches of the Register of Companies at the office of the Registrar of Companies and of the Supreme Court Causes Book at the Registry of the Supreme Court and of the Register of Mortgages maintained at the office of the Registry General are not conclusive and it should be noted that the Register of Companies and the Supreme Court Causes Book do not reveal:

11.1	details of matters which have been lodged for filing or registration which as a matter of best practice of the Registrar of Companies or the Registry of the Supreme Court or the Registry General would have or should have been disclosed on the public file, the Causes Book or the Judgment Book or the Register of Mortgages, as the case may be, but for whatever reason have not actually been filed or registered or are not disclosed or which, notwithstanding filing or registration, at the date and time the search is concluded are for whatever reason not disclosed or do not appear on the public file, the Causes Book, Judgment Book or the Register of Mortgages;

11.2	details of matters which should have been lodged for filing or registration at the Registrar of Companies, the Registry of the Supreme Court or the Registry General but have not been lodged for filing or registration at the date the search is concluded;

11.3	whether an application to the Supreme Court for a winding-up petition or for the appointment of a receiver or manager has been prepared but not yet been presented or has been presented but does not appear in the Causes Book at the date and time the search is concluded;

11.4	whether any arbitration or administrative proceedings are pending or whether any proceedings are threatened, or whether any arbitrator has been appointed; or

11.5	whether a receiver or manager has been appointed privately pursuant to the provisions of a debenture or other security, unless notice of the fact has been entered in the Register of Charges in accordance with the provisions of the Act.

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12.	With respect to opinion 2 we have relied upon statements and representations made to us in the Officer Certificate provided to us by an authorised officer of the General Partner for the purposes of this opinion. We have made no independent verification of the matters referred to in any such Officer Certificate, and we qualify such opinions to the extent that the statements or representations made in any such Officer Certificate are not accurate in any respect.

13.	The Corporate Income Tax Act 2023 (CITA) came into operation in its entirety on 1 January 2025 along with corresponding changes to the Exempted Undertakings Tax Protection Act 1966 (as amended) (EUTPA). As a result, there may be an imposition of corporate income tax to certain Bermuda constituent entities of certain multinational groups with annual revenues of at least EUR 750 million in the consolidated financial statements of the ultimate parent entity for at least two of the four fiscal years immediately preceding the applicable fiscal year. Any liability for tax imposed under the CITA shall apply notwithstanding any assurance given pursuant to the EUTPA. Our opinion is reserved such that we express no opinion as to the application of the CITA to the Bermuda Entities or any related liability to tax of the Bermuda Entities arising pursuant to the CITA.

DISCLOSURE

This opinion is addressed to you in connection with the registration of the Units with the SEC and is not to be used, quoted or relied upon for any other purpose. We consent to the filing of this opinion as an exhibit to the Registration Statement of the Partnership and further consent to the reference to our firm under the caption “Legal Matters” in the Prospectus.

This opinion is governed by and is to be construed in accordance with Bermuda law. Further, this opinion speaks as of its date and is strictly limited to the matters stated in it and we assume no obligation to review or update this opinion if applicable law or the existing facts or circumstances should change.

Yours faithfully

    /s/ Appleby (Bermuda) Limited

Appleby (Bermuda) Limited

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SCHEDULE

1.	The respective electronic extracts provided to us by the office of the Registrar of Companies each dated 25 February 2025 in respect of the General Partner and the Partnership on their files maintained at office of the Registrar of Companies (collectively, the Company and Partnership Searches).

2.	The entries and filings shown in respect of the General Partner and the Partnership in the Supreme Court Causes Book maintained at the Registry of the Supreme Court in Hamilton, Bermuda, as revealed by searches conducted on 25 February 2025 (Litigation Search).

3.	Copy of the Amended and Restated Limited Partnership Agreement dated as of 31 May 2016, as amended by the First Amendment to the Amended and Restated Limited Partnership Agreement dated 17 June 2016, as amended by the Second Amendment to the Amended and Restated Limited Partnership Agreement dated 18 May 2020 and as amended by the Third Amendment to the Amended and Restated Limited Partnership Agreement dated 15 March 2022 (LPA).

4.	In respect of the Partnership, the Certificate of Registration of an Exempted and Limited Partnership and supplements thereto (Certificate of Registration, together with the LPA, the Limited Partnership Documents).

5.	Certified copies of the Certificate of Incorporation, Memorandum of Association and Bye-Laws of the General Partner (General Partner Constitutional Documents, together with the Limited Partnership Documents, Constitutional Documents).

6.	Copies of the minutes of the unanimous written resolutions of the board of directors of the General Partner dated 28 February 2025 (Resolutions).

7.	A PDF copy of an executed officers certificates dated 28 February 2025 and signed by an officer of the General Partner in respect of the Resolutions and in respect of the Units (Officer Certificate).

8.	Certificates of Compliances each dated 25 February 2025 in respect of the Partnership and the General Partner, each issued by the Registrar of Companies.

9.	Copy of the Registration Statement.

10.	Copy of the Prospectus.

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